Company Commences Drilling Operations in Cotton Valley

Vancouver, British Columbia: December 4, 2006 -- Southern Star Energy Inc. (OTC Bulletin Board: SSEG) has spudded its first well in Bossier Parish, Louisiana targeting the Paluxy-Hill Sand, Pettet-Crane, and the Rodessa intervals from 4,600 to 5,500 feet. However, the main targets are the Hosston sands from 6,200 to 7,500 feet and the “Unproduced Cotton Valley Sands” below 8,300 feet.

The Atkins-Lincoln 18-1 is the first of two wells Southern Star Energy plans to drill under its drilling contract with Nabors Drilling USA LP (www.nabors.com) on its 5,300-acre block in the Cotton Valley.

Southern Star Energy expects to drill the Atkins-Lincoln 18-1 well to a total measured depth of approximately 9,950 feet. After the Atkins-Lincoln 18-1 well is drilled, plans are to immediately move the rig to a second drill site in Bossier Parish about a mile away.  If successful in the first two wells, we intend to undertake a follow-up development drilling program to infill ten old wells, one well per 640 acres, with at least one well per 160 acres.

For Further Information contact:

Eric Boehnke

President

604-307-4274

Information Regarding Forward-Looking Statements:

This news release contains “forward-looking statements”, as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among others, the expectation and/or claim, as applicable, that Southern Star Energy: (i) plans to drill under its drilling contract with Nabors Drilling USA LP on its 5,300 acre block in the Cotton Valley; (ii) expects to drill the Atkins-Lincoln 18-1 well to a measured depth of approximately 9,950 feet; (iii) plans to move the rig to a second drill site in Bossier Parish; and (iv) plans to undertake a follow-up development drilling program to infill ten old wells, one well per 640 acres, with at least one well per 160 acres.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (i) the inherent uncertainties and speculative nature associated with oil and gas exploration; (ii) any number of events or causes which delay or cease exploration and development of Southern Star Energy’s property interests such as environmental liabilities, weather, mechanical failures, safety concerns, labour problems and financing problems; (iii) changes in economic conditions, adverse exchange rates and financial markets; (iv) the risk that Southern Star Energy does not execute its business plan; (v)

the inability to retain key employees; (vi) changes in the prices of oil and gas; (vii) Southern Star Energy’s inability to finance its operations or growth; and (viii) the inability to obtain all necessary government, environmental and regulatory approvals. These forward-looking statements are made as of the date of this news release and Southern Star Energy assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although Southern Star Energy believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations, or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in Southern Star Energy’s periodic reports filed from time-to-time with the Securities and Exchange Commission and available at www.sec.gov.